Exhibit 99.1

news release
TENNECO ADJUSTS ITS GLOBAL RESTRUCTURING PROGRAM
•	Revised restructuring program will generate $58 million in annualized savings

•	Projected restructuring charges reduced to $31 million
Lake Forest, Illinois, January 13, 2009 – Tenneco Inc. (NYSE:TEN) announced today it is postponing its plans to close an original equipment (OE) ride control plant in the United States as part of the company’s current global restructuring program. The company said it intends to accelerate efforts to maximize efficiency and flex operations at its Cozad, Neb. and Hartwell, Ga. OE ride control plants in lieu of closing one of these facilities at this time.
“This change will allow Tenneco to further preserve cash in response to the unpredictability of the current global economic crisis while still capturing 90% of the original planned savings,” said Gregg Sherrill, chairman and CEO, Tenneco.
Tenneco now expects to generate $58 million in annualized cost savings once the revised restructuring program is fully implemented by the end of 2009 and record approximately $31 million in restructuring and restructuring related charges – approximately $25 million in cash. The company will record $23 million of these charges in the fourth quarter 2008 and the remainder through 2009.
Under the original global restructuring plan, which the company announced on October 29, 2008, Tenneco expected to generate $64 million in annualized cost savings and record up to $60 million in charges, approximately $44 million in cash.
The other major elements of its global restructuring program remain on track, including the closing of its Dunsborough, Australia engineering operation and three other manufacturing facilities in North America, as well as the restructuring of a North American OE emission control manufacturing facility. Previously, Tenneco identified two of the North America manufacturing plants slated for closure—the company’s Milan, Ohio elastomer facility and its Evansville, Ind. OE emission control just-in-time facility. Today, the company identified its Emigsville, Pa. OE emission control just-in-time facility as the third North America plant to be closed.
Despite the changes announced today, Tenneco said it still expects its restructuring program to eliminate approximately 1,100 positions (500 salaried and 600 hourly) worldwide.
“Long term, we need to consolidate our ride control capacity in the United States to further strengthen our competitiveness,” Sherrill said. “We will continue to evaluate this and other restructuring opportunities worldwide and be ready to take action when industry and economic conditions stabilize.”

Tenneco is a $6.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.
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This press release contains forward-looking statements. Words such as “expects,” “will,” “plans” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward- looking statements involve risks and uncertainties, the company’s plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) the overall highly competitive nature of the automotive parts industry; (ii) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices; (iii) the company’s continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans; (iv) downturns in the global financial markets and the credit industry; (v) workforce factors such as strikes or labor interruptions; and (vi) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these and other risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2007.
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